Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Methods Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, 333-108599, and 333-138771) on Forms S-8 of Air Methods Corporation of our reports dated March 11, 2009, with respect to the consolidated balance sheets of Air Methods Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Air Methods Corporation.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

KPMG LLP

Denver, Colorado
March 11, 2009